UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Vacasa, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 Casago Transaction Is in the Best Interests of Vacasa Shareholders  April 2025

 Cautionary Note Regarding Forward-Looking Statements  The information included herein and in any oral statements made in connection herewith contains forward-looking statements. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements and speak only as of the date they are made. Words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” “target, ” “forecast,” “outlook,” or the negative of these terms or other similar expressions are intended to identify such forward-looking statements. Specific forward-looking statements include, among others, statements regarding forecasts and projections; estimated costs, expenditures, cash flows, growth rates and financial results; plans and objectives for future operations, growth or initiatives; strategies or the expected outcome or impact of pending or threatened litigation; and expected timetable for completing the proposed transaction. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to the Company. Such beliefs and assumptions may or may not prove to be correct. Additionally, such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict and many of which are beyond the Company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: (i) the failure to obtain the required votes of the Company’s stockholders; (ii) the timing to consummate the proposed transaction; (iii) the satisfaction of the conditions to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction otherwise does not occur; (iv) risks related to the ability of the Company to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; (v) the diversion of management time on transaction-related issues; (vi) results of litigation, settlements and investigations in connection with the proposed transaction; (vii) actions by third parties, including governmental agencies; (viii) global economic conditions; (ix) potential business uncertainty, including changes to existing business and customer relationships during the pendency of the proposed transaction that could affect financial performance; (x) adverse industry conditions; (xi) adverse credit and equity market conditions; (xii) the loss of, or reduction in business with, key customers; legal proceedings; (xiii) the ability to effectively identify and enter new markets; (xiv) governmental regulation; (xv) the ability to retain management and other personnel; and (xvi) other economic, business, or competitive factors.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the SEC. The Company’s SEC filings may be obtained by contacting the Company, through the Company’s website at investors.vacasa.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement.  Additional Information and Where to Find It  The proposed transaction between the Company and Vacasa Holdings LLC and Casago Holdings, LLC (the “proposed transaction”) is expected to be submitted to the stockholders of the Company for their consideration. In connection with the proposed transaction, the Company filed a definitive proxy statement on Schedule 14A with the SEC on March 28, 2025 (the “Proxy Statement”). Following the filing of the Proxy Statement, the Company mailed the Proxy Statement to the stockholders of the Company.  INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT HAVE BEEN FILED OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and stockholders may obtain a free copy of the Proxy Statement and other documents filed with the SEC by the Company, at the Company’s website, investors.vacasa.com, or at the SEC’s website, www.sec.gov. The Proxy Statement and other relevant documents may also be obtained for free from the Company by writing to Vacasa, Inc., 850 NW 13th Avenue, Portland, Oregon 97209, Attention: Investor Relations.  Participants in the Solicitation  The Company and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the compensation of the directors and named executive officers of the Company is set forth in the “Director Compensation” and “Executive Compensation Matters” sections of the definitive proxy statement for the 2024 annual meeting of stockholders of the Company, which was filed with the SEC on April 8, 2024, commencing on pages 16 and 30, respectively, and information regarding the participants’ holdings of the Company’s securities is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of the Proxy Statement, commencing on page 141. The Proxy Statement can be obtained free of charge from the sources indicated above. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement and other relevant materials filed with the SEC.  Disclaimer

 Premium based on Vacasa’s closing price of $3.81 on 12/27/24, the last trading day prior to the execution of the initial merger agreement.  Executive Summary  All-cash offer of $5.30 represents significant premium to unaffected share price and provides Vacasa shareholders near-term value and certainty(1)  1  Independent Special Committee conducted a robust strategic review process to ensure the transaction with Casago delivers the highest available value to shareholders  2  The transaction de-risks public shareholders’ investment in Vacasa  3  Casago’s proposal is the only actionable transaction available, providing greater certainty relative to Davidson Kempner’s proposal  5  Special Committee and Board believe Casago’s proposal is fair to and in the best interests of shareholders, and recommend shareholders vote in favor of transaction  6  Transaction delay increases risks associated with the standalone plan, including the potential need for the business to raise incremental capital, which may not be available  4

 Initial merger agreement announced on 12/30/24.  Enhanced offer price of $5.30 per share in cash reflects an increase from Casago’s original proposal of $5.02 per share(1)  Amended transaction terms have no purchase price adjustment provisions  Transaction eliminates risk associated with public shareholders’ investment in Vacasa, any potential transaction delay and the Company’s go-forward plan  Target transaction close in late April or early May  Key Terms and Details of the Casago Transaction Are Aligned with All Shareholders’ Interests

 Source: Capital IQ, FactSet, Company Filings. Note: Market data as of 3/17/25.  11/27/24 through 12/27/24, the last trading day prior to execution of the initial merger agreement.  9/30/24 through 12/27/24, the last trading day prior to the execution of the initial merger agreement.  Price  Premium  Deal Price  $5.30  —  Unaffected (12/27/2024)  3.81     39%  30-Day VWAP(1)   3.92  35%  90-Day VWAP(2)   3.14  69%  52-Week Low  2.07  156%  Implied Casago Deal Price Premiums  LTM Vacasa Trading History  All-Cash Consideration Represents Significant Premium and Provides Near-Term Value and Certainty  1  December 30Announcement of Casago’s Initial Price of $5.02  $5.30 Deal Price  March 17 Announcement of Casago’s Revised Price of $5.30

2 Highly-Qualified and Independent Special Committee Oversaw and Led Strategic Review Process



Karl Peterson (*Chair of Special Committee & Independent Director*)

Significant track record in the travel & leisure industry as well as capital allocation and M&A experience

- Leads CapitalKP and Peterson Capital Partners; previously served as Senior Partner of TPG and Managing Partner of TPG Pace and co-founded Hotwire.com which was sold to InterActiveCorp
- Currently serves on the board of Sabre Corp., Playa Hotels & Resorts and Accel Entertainment; previously served on the board of Caesars Acquisition Co., Norwegian Cruise Lines and Caesars Entertainment[1]



Chad Cohen (*Independent Director*)

Significant CFO experience and has worked on complex, value-creative M&A transactions worth over $3 billion dollars

- Previously served as CFO & COO of Capella Space and as CFO of Adaptive Biotechnologies and Zillow, a publicly traded real estate marketplace company that acquired Trulia in 2015 for $2.5 billion
- Previously served on the board of Trupanion; also previously served on the board of private company Ticketfly until its sale to Pandora in 2015



Barbara Messing (*Independent Director*)

Significant executive leadership experience in the travel & leisure industry and has overseen M&A processes through public company board experience

- Previously served as Chief Marketing & Communications Officer of Roblox and as SVP & Chief Marketing Officer of Walmart US and TripAdvisor, an online travel company that spun off from Expedia in 2011
- Currently serves on the board of AppLovin; previously served on the board of Beyond (formerly Overstock.com) and XO Group, which merged with WeddingWire in 2018

Strong Governance Throughout Process

- ☑ **Established entirely independent Special Committee on June 13, 2024 that oversaw robust process**
- ☑ **Considered all strategic alternatives, including the Company's standalone plan**
- ☑ **Conducted objective and unbiased process across multiple counterparties**
- ☑ **Held 30+ Special Committee meetings to evaluate potential alternatives and ultimately oversaw extensive negotiations**
- ☑ **Special Committee held many executive sessions without management**
- ☑ **Engaged independent financial and legal advisors**

Proprietary 6

1) Karl Peterson will retire from Sabre Corp.'s Board of Directors immediately prior to its 2025 Annual Meeting, which is scheduled for April 23, 2025.

 Significant Existing Shareholders, Silver Lake, Riverwood, and Level Equity, were required by Casago to roll their equity as part of the Casago transaction and did not have contact with potential counterparties until the final stages of the process.   In early 2024, the Board commenced a review of strategic alternatives  Board formed a Special Committee comprised solely of independent and disinterested directors  Special Committee hired independent financial and legal advisors to assist with the review process and conduct outreach to potential counterparties  Special Committee conducted a thorough strategic evaluation process over the course of more than eight months  Board and Special Committee determined Casago’s proposal outweighs all other options andrepresents the best risk-adjusted outcome for shareholders   Independent Special Committee Conducted a Robust Process and Careful Assessment of All Available Options  2  Explored interest and all actionable offers from 24 parties and potential partners, representing financial sponsors and strategic parties(1)  Achieved improved transaction terms and a higher offer price from Casago through the process  Acted in the best interest of shareholders and ensured Casago secured a waiver from holders of the Tax Receivable Agreement (“TRA”) to forego a material change-of-control payment   Thoroughly Explored and Evaluated All Strategic Options  Contacted Wide Group of Potential Counterparties and Led a Competitive Process  Carefully considered a number of factors, including the viability of Vacasa’s standalone strategy in light of market conditions, the broader industry headwinds, its working capital challenges and related liquidity constraints  Gave due consideration to each received proposal, assessing the relative benefits and risks to determine which proposal is in the best interests of Vacasa’s public shareholders and recognizing that only one actionable proposal emerged  Carefully Assessed Casago’s Proposal Against All Other Options

2 Thorough Process Aimed at Maximizing Value for All Shareholders

Ran a broad strategic review process and considered all value-maximizing opportunities

Engaged with Casago and Davidson Kempner over their proposals. Casago's proposal was the only actionable proposal

- 24 potential counterparties were contacted or contacted the Company
- Shared extensive diligence information and provided access to management
- Held 30+ meetings among the Special Committee

June 13, 2024

- Vacasa Board formed independent Special Committee

Given the desire to run a fulsome process over the course of 2024 to maximize speed, and drive the greatest certainty to close, especially in the context of growing liquidity concerns, the Special Committee independently decided not to request a "majority of the minority" vote condition from any bidder in its form merger agreement

December 30, 2024

- Vacasa announced agreement of an acquisition proposal from Casago at $5.02 per share, subject to certain purchase price adjustment provisions

February 3, 2025

- Davidson Kempner delivered its initial non-binding proposal of $5.25 per share, subject to certain purchase price adjustments and conditioned upon an amendment to Vacasa's Tax Receivable Agreement

March 16, 2025

- Special Committee made a list of requests to DK to provide TRA holders maximum confidence as to deal certainty with a number of key requests not being accepted

March 17, 2025

- Vacasa received confirmation that a majority of the TRA holders were not supportive of a waiver for Davidson Kempner
- Announced the acceptance of a revised acquisition proposal from Casago of $5.30 per share with no purchase price adjustments

April – December 2024 — January 2025 — February — March

April 22, 2024

- Davidson Kempner filed a Schedule 13D, disclosing an increase in its beneficial ownership and intent to continue engaging with Vacasa regarding potential financing transactions

August 7, 2024

- Vacasa entered into agreement with Davidson Kempner for the issuance of $30 million senior secured convertible notes[1]
- Davidson Kempner designated two individuals to Vacasa's Board[2]

November - December 2024

- Casago discussed with Davidson Kempner a potential M&A transaction and offered for Davidson Kempner to participate in the transaction
- Board held several meetings to discuss the potential M&A transaction. Davidson Kempner Board appointees participated in these meetings and at no point expressed interest in participating as an acquiror

- Davidson Kempner submitted several revised proposals (the latest of which proposed a price of $5.83 per share), each conditioned upon an amendment to Vacasa's TRA
- Special Committee requested and received a waiver from Casago to allow for engagement with Davidson Kempner to determine if a transaction was probable
- Special Committee thoroughly evaluated each proposal and their actionability – including negotiating with Davidson Kempner and its financial advisor and assisting their efforts to engage with third parties to make their proposed transaction actionable
- Special Committee members are independent from both Casago and Davidson Kempner

Proprietary 8

1) Subject to certain conditions, the notes are convertible into shares of Vacasa' s Class A Common Stock at the option of Davidson Kempner.
2) Davidson Kempner Board appointees were immediately made aware of the Special Committee and strategic review process.

 The viability of Vacasa’s standalone strategy, in light of market conditions and the broader industry headwinds  The Company’s working capital challenges and liquidity constraints  The need to pursue additional capital-raising transactions to continue as a standalone company over the long-term, which may not be available on acceptable terms or at all, given market conditions and terms of Vacasa’s debt  The difficulty for the Company to execute on certain value-accretive opportunities and operational initiatives in a public company setting  Certainty of outcome for public shareholders and timing of execution  Key Considerations Included:  Transaction De-Risks Public Shareholders’ Investment in Vacasa; Standalone Plan Subject to Market Uncertainty and Need for Incremental Capital  Significant shareholder value is at risk absent a near-term transaction   3/4

 Significant Risk of Vacasa’s Plan Due to Decline in Operational Performance  Net Revenue  Ending Unit Count  Liquidity(1)  QoQ Change (%)  $ in millions  Includes proceeds from DK ~$30M convertible notes(2)  “Liquidity” means, as of any date of determination, (a) Available Cash, plus (b) the amount by which the Commitments exceed the aggregate Revolving Exposures of all Lenders.  Cash proceeds of convertible notes of ~$29.4M, net of ~$0.6M of fees.  YoY Change (%)  2023  2024  Over the last two years Vacasa has experienced continuous operational headwinds, putting its status quo plan as risk  3/4

5

TRA Amendment Creates Significant Value for Vacasa Shareholders

Vacasa's Pre-Existing TRA Created a Transaction Roadblock

- Upon the occurrence of a change of control transaction, the TRA would terminate and all payment obligations to the TRA holders would be accelerated[1]
- If an acquiror did not receive an amendment or waiver to the TRA agreement, Vacasa would be required to pay the parties the significant early termination payment
- Significant Existing Shareholders held approximately 30% interest in the TRA, and diffuse ownership required approval from over 10 other beneficiaries, in addition to these shareholders, for any amendment[2]

Without a waiver or amendment to the TRA, a transaction would either be unattainable or require a significantly lower value to shareholders

TRA Amendment Impact to the Process

1. Vacasa's Special Committee identified the need for a TRA amendment or waiver to allow for a transaction to take place
2. Casago secured the TRA amendment prior to entering into an agreement, thereby removing a significant contingency
3. Davidson Kempner was assisted in its attempt to receive a similar amendment, and ultimately the majority of TRA holders chose to not grant the amendment to Davidson Kempner

A TRA's required payment can be renegotiated. However, given Vacasa's liquidity constraints, it was critical to receive the amendment without any capital outlay by the Company

Proprietary 11

1) Davidson Kempner has alleged that the change of control payment amount would be approximately $80M. The amount that would actually be owed upon a change of control under the TRA is subject to numerous assumptions. Estimates of the amount, which may be lower than $80M, are being prepared by Vacasa and its advisors.

2) Significant Existing Shareholders include Silver Lake, Riverwood, and Level Equity. Note that Special Committee members Karl Peterson and Chad Cohen agreed to waive their interest in the TRA for any transaction that was recommended and approved.

 Casago’s Proposal Provides Greater Certainty and Shorter Timeline to Close, Relative to Davidson Kempner’s Proposal  Significant Existing Shareholders include Silver Lake, Riverwood, and Level Equity.  5  Special Committee carefully considered a proposal from Davidson Kempner anddetermined it is not an actionable proposal  Davidson Kempner’s proposal also remains conditioned upon an amendment to Vacasa’s TRA which asks TRA beneficiaries to waive an early termination payment that the holders would otherwise be owed upon a change of control transaction  Timing is critical, given the risks to Vacasa’s standalone business and current broader market turmoil. Any negotiation with Davidson Kempner without certainty as to when (or if) an agreement could be reached could lead to delays that would jeopardize the Casago transaction and certainty of value for shareholders   Davidson Kempner’s economic interests as a secured creditor in Vacasa far exceeds that of its interests as an equity holder due to its related rights and protections – and therefore its interests are not aligned with those of public shareholders  It is entirely up to the TRA beneficiaries’ own discretion whether they agree to the amendment. The Significant Existing Shareholders collectively hold a minority interest in the TRA, and the Special Committee received confirmation from a substantial majority of the TRA beneficiaries that they are not supportive of approving a TRA amendment as required by Davidson Kempner’s proposal, therefore making their proposal not actionable(1)  Special Committee made certain requests to increase certainty of transaction and protect shareholders’ value, which Davidson Kempner failed to meet – including not matching the quantums of requested reverse termination fees and access to liquidity, not accepting legal provisions such as the tolling of remedies through any dispute over whether the merger agreement was validly terminated, the removal of “No MAE” condition, and uncapped damages upon willful breach, as well as rejecting the forfeiture of any notes if termination fees are owed

5 Casago's Proposal is Superior to Davidson Kempner's Proposal Under Several Key Considerations

	Davidson Kempner's Proposal	Superior Casago Transaction
Actionability	• Davidson Kempner's bid is not currently actionable given the contingency for a TRA amendment which has not been achieved • Majority of the TRA beneficiaries have confirmed they are not supportive of approving a TRA amendment under a transaction with Davidson Kempner	✓ Fully negotiated and signed merger agreement that is approaching closing ✓ Executed TRA amendment
Timing	• Unclear if Davidson Kempner could ever deliver an actionable transaction or how long it would take for them to finalize a merger agreement and negotiate with third parties to remove contingencies that they have included in the proposal • Higher timing risk associated with Davidson Kempner's proposal increases liquidity and business performance risk • Requires an HSR filing, which entails a 15-day review period prior to closing, based on Davidson Kempner's proposed tender offer structure[1]	✓ Closing timeline of late April or early May allows for a high level of certainty ✓ No HSR filing requirement
Closing Risk	• Davidson Kempner's economic interests as a secured creditor are not aligned with those of public shareholders • Davidson Kempner would be in a preferred position if Vacasa was unable to close a transaction and become reliant on third-party capital to continue operations	✓ Aligned with Vacasa shareholders to close the transaction on an expedited timeline without divergent economic interests if such a transaction does not close

Proprietary 13

1) Based on the Hart-Scott-Rodino Antitrust Improvements Act.

$5.30 per share all-cash offer provides shareholders with significant premium to unaffected share price, near-term value and cash certainty(1)  The proposal is the result of a thorough strategic review process led by Vacasa’s independent Special Committee and a careful assessment of Casago’s proposal against all other options  The proposal represents the best risk-adjusted, value-maximizing outcome for shareholders relative to all other potential paths in light of the risks associated with Vacasa’s standalone business   Premium based on Vacasa’s closing price of $3.81 on 12/27/24, the last trading day prior to the execution of the initial merger agreement.  Board and Special Committee Believe Casago’s Proposal Is in the Best Interests of Shareholders  6  Vacasa’s Board Recommends Shareholders Vote “FOR” the Transaction at the April 29, 2025 Special Meeting

 Appendix  Key Transaction Filings  Filing Date  Press Release of Revised Acquisition Proposal From Casago  March 17, 2025  Letter to Shareholders From the Vacasa Board of Directors  March 28, 2025  Definitive Proxy Statement  March 28, 2025  Background of the Mergers  Key Sections of the Background of the Mergers  Page   Initiation of Strategic Review Process in Light of Increased Downward Pressure  20  Preliminary Proposal From Davidson Kempner Regarding Potential Financing Transaction  21  Context on the TRA Amendment  25  Start of Negotiations Between Casago and Davidson Kempner  41  Davidson Kempner Board Appointees’ Resignation from Vacasa’s Board  45  Initial Davidson Kempner Proposal Conditioned on TRA Amendment  45  Start of Engagement with Davidson Kempner Regarding Non-Binding Proposal  49  Majority of TRA Beneficiaries Not Supportive of Approving a TRA Amendment for Davidson Kempner  57

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